UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. ____)*

                                PJ America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    72585Q10
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 4, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [ ] Rule 13d-1(b)
                        [X] Rule 13d-1(c)
                        [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP Number 72585Q10
Page 2 of 14

--------------------------------------------------------------------------------

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Reporting Person

        A Few Valuable Businesses Partnership
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
    (See Instructions)                                        (a) [ ]
                                                              (b) [x]
--------------------------------------------------------------------------------
3.  SEC Use Only

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization

          North Carolina
--------------------------------------------------------------------------------
                           5.   Sole Voting Power

                                 125,200
                     -----------------------------------------------------------
                           6.   Shared Voting Power
 Number of Shares
Beneficially Owned               0
 By Each Reporting   -----------------------------------------------------------
    Person With:           7.   Sole Dispositive Power

                                 125,200
                     -----------------------------------------------------------
                           8.   Shared Dispositive Power

                                 0
--------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

          125,200
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

          Not Applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          2.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 3 of 14

--------------------------------------------------------------------------------
 1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Reporting Person

         Team Partnership
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group
     (See Instructions)                                                 (a) [ ]
                                                                        (b) [x]
--------------------------------------------------------------------------------
 3. SEC Use Only

--------------------------------------------------------------------------------

 4. Citizenship or Place of Organization

      North Carolina
--------------------------------------------------------------------------------


                     5.   Sole Voting Power

                                10,081
                     -----------------------------------------------------------
                     6.   Shared Voting Power
Number of Shares
Beneficially Owned              0
By Each Reporting    -----------------------------------------------------------
Person With:
                     7.   Sole Dispositive Power

                                10,081
                     -----------------------------------------------------------
                     8.   Shared Dispositive Power

                                0
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         10,081
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 4 of 14

--------------------------------------------------------------------------------
 1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Reporting Person

        Capital Partner Investments Partnership
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group
     (See Instructions)                                             (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
 3. SEC Use Only

--------------------------------------------------------------------------------
 4. Citizenship or Place of Organization

        North Carolina
--------------------------------------------------------------------------------

                     5.   Sole Voting Power

                                191,400
                     -----------------------------------------------------------
                     6.   Shared Voting Power
Number of Shares
Beneficially Owned              0
By Each Reporting    -----------------------------------------------------------
Person With:         7.   Sole Dispositive Power

                                191,400
                     -----------------------------------------------------------
                     8.   Shared Dispositive Power

                                0
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         191,400
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          3.3%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 5 of 14


--------------------------------------------------------------------------------
 1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Reporting Person

         John M. Day
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group
     (See Instructions)                                            (a) [ ]
                                                                   (b  [x]
--------------------------------------------------------------------------------
 3. SEC Use Only

--------------------------------------------------------------------------------
 4.  Citizenship or Place of Organization

        North Carolina
--------------------------------------------------------------------------------

                     5.   Sole Voting Power

                                31,481
                     -----------------------------------------------------------
                     6.   Shared Voting Power
Number of Shares
Beneficially Owned              430,000
By Each Reporting    -----------------------------------------------------------
Person With:         7.   Sole Dispositive Power

                                31,481
                     -----------------------------------------------------------
                     8.   Shared Dispositive Power

                                430,000
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

           461,481
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          8.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

          IN

CUSIP Number 72585Q10
Page 6 of 14

--------------------------------------------------------------------------------
 1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Reporting Person

         Maynard Capital Partners, L.L.C.
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group
     (See Instructions)                                        (a) [ ]
                                                               (b) [x]
--------------------------------------------------------------------------------
 3. SEC Use Only
--------------------------------------------------------------------------------
 4.  Citizenship or Place of Organization

         North Carolina
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                                304,800
                     -----------------------------------------------------------
                     6.   Shared Voting Power
Number of Shares
Beneficially Owned              0
By Each Reporting    -----------------------------------------------------------
Person With:         7.   Sole Dispositive Power

                                304,800
                     -----------------------------------------------------------
                     8.   Shared Dispositive Power

                                0
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         304,800
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          5.3%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 7 of 14

--------------------------------------------------------------------------------
 1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Reporting Person

         Investors Management Corporation
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group
     (See Instructions)                                           (a) [ ]
                                                                  (b) [x]
--------------------------------------------------------------------------------
 3. SEC Use Only

--------------------------------------------------------------------------------
 4. Citizenship or Place of Organization

        North Carolina
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                                0
                     -----------------------------------------------------------
                     6.   Shared Voting Power
Number of Shares
Beneficially Owned              430,000
By Each Reporting    -----------------------------------------------------------
Person With:         7.   Sole Dispositive Power

                                0
                     -----------------------------------------------------------
                     8.   Shared Dispositive Power

                                430,000
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         430,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          7.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 8 of 14

--------------------------------------------------------------------------------

 1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Reporting Person

         James Maynard
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group
     (See Instructions)                                     (a) [ ]
                                                            (b) [x]
--------------------------------------------------------------------------------
 3. SEC Use Only

--------------------------------------------------------------------------------
 4.  Citizenship or Place of Organization

         United States
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                           0
                     -----------------------------------------------------------
                     6.   Shared Voting Power

Number of Shares           430,000
Beneficially Owned   -----------------------------------------------------------
By Each Reporting    7.   Sole Dispositive Power
Person With:
                           0
                     -----------------------------------------------------------
                     8.   Shared Dispositive Power

                           430,000
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         430,000
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          7.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 9 of 14

--------------------------------------------------------------------------------
 1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Reporting Person

         Worthy Companies Partnership
--------------------------------------------------------------------------------
 2.  Check the Appropriate Box if a Member of a Group
     (See Instructions)                                           (a) [ ]
                                                                  (b) [x]
--------------------------------------------------------------------------------
 3. SEC Use Only

--------------------------------------------------------------------------------
 4. Citizenship or Place of Organization

       North Carolina
--------------------------------------------------------------------------------
                     5.   Sole Voting Power

                                113,400
                     -----------------------------------------------------------
                     6.   Shared Voting Power
Number of Shares
Beneficially Owned              0
By Each Reporting    -----------------------------------------------------------
Person With:         7.   Sole Dispositive Power

                                113,400
                     -----------------------------------------------------------
                     8.   Shared Dispositive Power

                                0
--------------------------------------------------------------------------------
 9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         113,400
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          2.0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP Number 72585Q10
Page 10 of 14


Item 1.    Issuer
           (a)   PJ America, Inc.
           (b)   9109 Parkway East, Birmingham, Alabama 35206

Item 2.    Persons Filing
           (a)   1.   A Few Valuable Businesses Partnership
                 2.   Team Partnership
                 3.   Capital Partner Investments Partnership
                 4.   John M. Day
                 5.   Maynard Capital Partners, L.L.C.
                 6.   Investors Management Corporation
                 7.   James Maynard
                 8.   Worthy Companies Partnership


      Attached as Exhibit 1 is a copy of an agreement by and among the Reporting Persons to the effect that this Schedule 13G is being filed on behalf of each of them.

The executive officers and directors of Investors Management Corporation are as follows:

          Name                    Position
          ----                    --------

          James H. Maynard        Chairman, President, Chief Executive Officer, Treasurer and
                                  Director
          Gene T. Aman            Vice President
          Ronald M. Barbee        Vice President
          John M. Day             Vice President
          Richard A. Urquhart III Vice President-Finance, and Secretary
          Doris F. Baldwin        Assistant Secretary
          Robert B. Heyward       Assistant Secretary
          Mark E. Burling         Assistant Secretary
          Wayman O. Leftwich, Jr. Director
          Paul A. DelaCourt       Director
          Ira J. Hechler          Director
          Louis W. Sewell         Director


           (b) Address of the principal business office of each of the persons identified in 2(a) above: 5151 Glenwood Avenue, Raleigh, North Carolina 27612 (except for

CUSIP Number 72585Q10
Page 11 of 14


                 Variety Wholesalers, Inc. and John W. Pope, each of whose principal business address is 3401 Gresham Lake Road, Raleigh, North Carolina 27615)
           (c)   See Row (4) on Pages 2-9
           (d)   Common Stock
           (e)   Cusip Number 72585Q10

Item 3.    Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

               Not Applicable

Item 4.    Ownership

           (a)   See Row (9) on Pages 2-9
           (b)   See Row (11) on Pages 2-9
           (c)   See Rows (5)-(8) on Pages 2-9

Item 5.    Ownership of Five Percent or Less of a Class

               Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable

Item 7.    Identification and Classification of the Subsidiary Which
           Acquired the Security Being Reported on By the Parent Holding Company

               Not Applicable

Item 8.    Identification and Classification of Members of the Group

           This Statement on Schedule 13G (the "Statement") constitutes the initial filing as a group of certain related parties (the "Reporting Persons") consisting of: A Few Valuable Businesses Partnership, a North Carolina general partnership ("AFVBP"); Team Partnership, a North Carolina general partnership ("Team Partnership"); Capital Partner Investments Partnership, a North Carolina general partnership ("Capital Partner"); John M. Day, a managing partner of Team Partnership and a co-managing partner of AFVBP; Maynard Capital Partners, L.L.C. ("MCP"), a North Carolina limited liability company and the managing partner of each of Capital Partners and Worthy Companies Partnership; Investors Management Corporation, a North Carolina corporation, the other co-manager of AFVBP and controlling shareholder of MCP ("IMC"); James Maynard, the majority shareholder of IMC ("Mr. Maynard");

CUSIP Number 72585Q10
Page 12 of 14

           and Worthy Companies Partnership, a North
           Carolina general partnership.

Item 9.    Notice of Dissolution of Group

               Not Applicable

Item 10.   Certification

          (a)  Not Applicable

          (b) By signing below, the undersigned hereby certify that, to the best of their knowledge and belief, the securities reported herein were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

               After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

               Dated:    August 13, 1998

                              A Few Valuable Businesses Partnership



                              By: /s/ JOHN M. DAY      (SEAL)
                                 ----------------------
                                 John M. Day,
                                 Managing Partner


                              Team Partnership



                              By: /s/ JOHN M. DAY      (SEAL)
                                  ---------------------
                                 John M. Day,
                                 Managing Partner

CUSIP Number 72585Q10
Page 13of 14

                              Capital Partner Investments Partnership



                              By: /s/ JOHN M. DAY      (SEAL)
                                  ----------------------
                                 John M. Day,
                                 Managing Partner



                              Maynard Capital Partners, L.L.C.


                              By: /s/ JOHN M. DAY         (SEAL)
                                  ------------------------
                                 John M. Day,
                                 Managing Partner



                              Investors Management Corporation


                              By: /s/ R. A. URQUHART, III
                                  -------------------------
                              Name: R. A. Urquhart, III
                              Title: Vice President




                               /s/ JOHN M. DAY            (SEAL)
                              ----------------------------
                              John M. Day

CUSIP Number 72585Q10
Page 14 of 14


                              /s/ JAMES MAYNARD           (SEAL)
                              ----------------------------
                              James Maynard




                              Worthy Companies Partnership


                              By: /s/ JOHN M. DAY
                                  --------------------------
                                 John M. Day,
                                 Managing Partner

                                    EXHIBIT 1


                  JOINT FILING AGREEMENT AND POWER OF ATTORNEY



     In accordance with Rule 13d-1(K) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Statement on Schedule 13G to be filed with the Securities and Exchange Commission with respect to the Common Stock, par value $.01 per share, of PJ America, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

      In addition, each person whose signature appears below hereby constitutes and appoints John M. Day and Gene T. Aman his, her, or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her, or its and in his, her, or its name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of him, her, or it as an individual or entity pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary fully for all intents and purposes as he, she, or it might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      In evidence thereof the undersigned, being duly authorized, hereby execute this Agreement on this 13th day of August 1998.

                              A Few Valuable Businesses Partnership


                              By: /s/ JOHN M. DAY        (SEAL)
                                 ------------------------
                                 John M. Day,
                                 Managing Partner


                              Team Partnership


                              By: /s/ JOHN M. DAY        (SEAL)
                                  -----------------------
                                 John M. Day,
                                 Managing Partner

                              Capital Partner Investments Partnership


                              By:  /s/ JOHN M. DAY        (SEAL)
                                  ------------------------
                                 John M. Day,
                                 Managing Partner



                              Maynard Capital Partners, L.L.C.


                              By: /s/ JOHN M. DAY         (SEAL)
                                  ------------------------
                                 John M. Day,
                                 Managing Partner



                              Investors Management Corporation


                              By: /s/ R. A. URQUHART, III
                              Name: R. A. Urquhart, III
                              Title: Vice President





                              /s/ JOHN M. DAY              (SEAL)
                              -----------------------------
                              John M. Day

                              /s/ JAMES MAYNARD                (SEAL)
                              ---------------------------------
                              James Maynard





                              Worthy Companies Partnership


                              By: /s/ JOHN M. DAY               (SEAL)
                                 ------------------------------
                                 John M. Day,
                                 Managing Partner


                                       3